EXHIBIT 99.1

SJW Group Announces 2023 Financial Results

•$2.68 of diluted earnings per share in 2023 surpassing $2.43 per diluted share in 2022, initial 2023 guidance of $2.40 to $2.50 and inline with the updated guidance of $2.65 to $2.70
•$272 million in infrastructure investments, exceeding 2023 guidance
•10.01% Water Cost of Capital Mechanism (WCCM)-adjusted return on equity in California as of January 1, 2024
•2024 guidance issued of $2.68 to $2.78 diluted earnings per share

SAN JOSE, Calif. – Feb. 21, 2024 – SJW Group (NYSE: SJW) today reported financial results for 2023.
“With a strong fourth quarter, our 2023 financial results and operating performance exceeded expectations and the initial earnings per share guidance we set for SJW Group at this time last year,” stated SJW Group Chair, CEO, and President, Eric W. Thornburg. “The results we announce today are a testament to our talented teams across the country delivering on our company’s mission to be a force for good every day for our customers, communities and shareholders.”
Continued Thornburg, “I’m also pleased to share that we met and surpassed our annual capital expenditure goal in 2023 by $17 million, with $272 million invested in improving and maintaining our water supply and infrastructure across our local operations. We secured constructive regulatory outcomes that in 2024 are providing a 10.01% WCCM-adjusted return on equity in California, and a $2.6 million revenue increase in Maine related to operating and financing costs for our award-winning Saco River Drinking Water Resource Center. Importantly, we grew our customer base in Texas by 12% in 2023 through organic growth and acquisitions, while also significantly increasing our water supply portfolio in this rapidly growing service area through strategic acquisitions. I’m confident that our continued focus on executing our proven growth strategy will position us for further success in 2024.”
2023 Operating Results
Net income in 2023 was $85.0 million, or $2.68 per diluted share, up 15% compared to $73.8 million, or $2.43 per diluted share, in 2022, surpassing initial guidance of $2.40 to $2.50 per share and inline with updated guidance of $2.65 to $2.70 per diluted share announced in October 2023. The increase was primarily driven by rate filings in California and Maine, a decrease in income taxes due to the partial release of an uncertain tax position reserve (which had a $0.14 positive impact on net income per diluted share), and lower maintenance costs; partially offset by higher water production costs and increased interest expense from higher cost of borrowings for our short-term debt and new long-term debt.
Operating revenue for 2023 was $670.4 million, up 8% compared to $620.7 million for 2022. The increase was primarily driven by $46.6 million in rate filings, $5.7 million due to regulatory mechanism adjustments, and customer growth of $3.8 million; partially offset by lower customer usage of $6.6 million driven primarily by weather conditions in California, Maine, and Texas.
Operating expenses for 2023 were $520.9 million, up 6% compared to $489.7 million for 2022. This change in operating expenses reflects:
•An increase in water production expenses of $23.4 million, to $256.2 million in 2023 compared to $232.8 million in 2022, due to the higher cost of purchased water, partially offset by lower usage;
•A decrease in the gain on sale of nonutility properties of $6.2 million due to the recording of a non-recurring sale of non utility properties in 2022, and no recorded gain on the sale of nonutility properties in 2023;
•An increase in general and administrative expenses of $3.3 million primarily due to allowances for customer credit losses;
•An increase in depreciation and amortization of $1.5 million primarily due to increases in depreciation related to new utility plant additions; partially offset by a $2.4 million one-time impact related to amortization on certain Cupertino concession assets in 2022; and

•A decrease in maintenance expenses of $5.0 million primarily due to a one-time cost incurred in the prior year. In addition, our proactive asset management and advanced leak detection programs, which enable us to reduce emergency projects and replace them with scheduled improvements, also contributed to lower maintenance expenses for the year.
The effective consolidated income tax rates for 2023 and 2022 were approximately 7% and 10%, respectively. The lower effective tax rate for 2023 was primarily due to the partial release of an uncertain tax position reserve.
Note Regarding Fourth Quarter Operating Results
Comparisons between 2023 and 2022 fourth quarter operating results are affected by and reflect the delay in San Jose Water Company's (SJWC) 2022 to 2024 general rate case (GRC) proceeding. As a reminder, while the California Public Utilities Commission (CPUC) approved the settlement agreement and SJWC recorded the authorized revenue increase from the GRC in the fourth quarter of 2022, the revenue increase was retroactive to January 1, 2022. This delayed recognition of GRC-authorized revenues affects quarter-over-quarter comparisons through 2023.
As noted last quarter, the CPUC approved SJWC's request for reinstatement of the Water Conservation Memorandum Account (WCMA) and Water Conservation Expense Memorandum Account (WCEMA) on October 2, 2023. The WCMA and WCEMA are temporary revenue protection mechanisms that allow water utilities to track for potential future recovery revenue losses and incremental expenses in response to water conservation efforts. The mechanisms were no longer available after the end of the drought emergency on April 11, 2023. SJWC requested authorization to reinstate the mechanisms based on our water wholesaler’s, Valley Water, request for a voluntary 15% reduction in water usage. Valley Water has cited restricted local storage over the next decade and precipitation volatility as the basis for continuing voluntary conservation. The reinstated WCMA and WCEMA protections were retroactive to April 20, 2023 and remain in effect.

Quarterly Operating Results
Net income for the quarter ended December 31, 2023 was $18.9 million, or $0.59 per diluted share, a 43% decrease compared to $33.5 million, or $1.09 per diluted share, in the same quarter last year. The decrease was primarily driven by the delayed decision in SJWC's 2022 GRC proceeding and higher production costs in 2023.
Operating revenue for the quarter ended December 31, 2023 was $171.3 million, a slight decrease compared to $171.4 million for the same quarter last year. The decrease was primarily driven by SJWC's delayed 2022 GRC, which resulted in approximately $20.7 million being reflected entirely in the fourth quarter of 2022; partially offset by $12.5 million in rate filings, an increase of $6.6 million due to regulatory mechanism adjustments, customer growth of $0.8 million, and higher customer usage of $0.7 million driven primarily by weather conditions and the end of California mandatory water conservation requirements.
Operating expenses for the quarter ended December 31, 2023 were $134.8 million, up 11% compared to $121.0 million for the same quarter last year. This change in operating expenses reflects:
•An increase in water production expenses of $11.6 million due to increased groundwater extraction charges, resulting in $64.7 million in water production expenses for the fourth quarter 2023 compared to $53.1 million in the same quarter last year;
•An increase in taxes other than income tax of $1.1 million;
•An increase in depreciation and amortization of $0.9 million primarily due to increases in new utility plant additions;
•A decrease in the gain on the sale of nonutility properties of $0.7 million due to the recording of a non-recurring sale of non utility properties in the fourth quarter 2022, and no recorded gain on the sale of nonutility properties in the fourth quarter 2023; and
•A decrease in maintenance expenses of $3.2 million primarily due to costs incurred in the prior year related to the Order of Instituting Investigation settlement agreement.
The effective consolidated income tax rates for the fourth quarter of December 31, 2023 and 2022 were approximately 9% and 13%, respectively. The lower effective tax rate was primarily due to the partial release of an uncertain tax position reserve.
Capital Expenditures
In 2023 SJW Group invested $272 million in infrastructure and water supply, which exceeded our 2023 capital expenditures guidance of $255 million.

SJW Group plans to invest more than $1.6 billion in capital over the next 5 years to build and maintain its water and wastewater operations, including approximately $230 million to install treatment for per- and polyfluoroalkyl substances (PFAS), subject to regulatory approvals and availability of funding.
Rate Activity and Regulatory Updates
California
On December 28, 2023, the CPUC approved SJWC's Advice Letter 603 establishing a Group Insurance Balancing Account effective on January 1, 2024. The purpose of the account is to capture the difference between authorized and actual medical, dental, and opt-out insurance costs.
On January 1, 2024, new rates went into effect that included a WCCM-adjusted return on equity (ROE) of 10.01%, less 20 basis points (bps) for use of the WCMA, a 5.28% cost of debt, a capital structure of 54.55% equity, and a 7.75% overall rate of return (ROR) including the 20 bps ROE reduction due to the WCMA. On January 1, 2023, the ROE was 8.80%, the cost of debt was 6.20%, the capital structure was 53.28% equity, and the overall ROR was 7.64%.
On January 2, 2024, SJWC filed its 2024 GRC application with the CPUC for new rates spanning 2025 to 2027. The company proposed an increase over current authorized revenues of approximately $55.2 million, or 11.1%, in 2025, approximately $22.0 million, or 4.0%, in 2026, and approximately $25.8 million, or 4.5%, in 2027. SJWC is also proposing a 3-year $540 million capital expenditure program focusing on:
•Treating PFAS in drinking water;
•Reducing greenhouse gas emissions through solar generation, energy storage systems, continued electrification of our vehicle fleet, and expansion of our advanced leak detection program; and
•Advancing the CPUC’s Environmental and Social Justice Action Plan by improving access to high-quality water service, climate resiliency, and economic and workforce development.
On February 2, 2024, SJWC, along with three other Class A California water utilities, received approval from CPUC granting a one-year deferment in their 2024 Cost of Capital (COC) filings to May 1, 2025 in response to the water utilities' request for a one-year postponement of their COC filings otherwise scheduled to be filed on May 1, 2024. This deferment alleviates administrative processing costs for both the water utilities and CPUC staff. The approved deferral includes a provision that the WCCM remains in place for 2025 and allows it to adjust up or down in accordance with movements of 100 bps or more in the Moody’s Aa Utility Bond Index between October 1, 2023 and September 30, 2024.

Connecticut
On October 3, 2023, The Connecticut Water Company (CWC) filed a GRC application with the Connecticut Public Utilities Regulatory Authority (PURA) to amend rates. CWC is requesting a $21.4 million, or approximately 18.1%, increase over current authorized revenues to recover approximately $135 million in drinking water and wastewater infrastructure investment, as well increased operating and borrowing costs. CWC expects any PURA authorized increase in rates to be effective on or about July 1, 2024.

Maine
On January 5, 2024, the Maine Public Utilities Commission approved a stipulation agreement between Maine Water Company (MWC) and the Office of the Public Advocate to settle MWC’s March 2023 rate application in the Biddeford Saco Division. Under the approved agreement, MWC annual revenues will increase by $2.6 million, or 17.6%, effective January 1, 2024. MWC had requested a $2.9 million revenue increase in March 2023 to cover the operating expenses and increased borrowing costs of the $60 million Saco River Drinking Water Resource Center that went in-service in June 2022.

Texas
On January 5, 2024, The Texas Water Company (TWC) filed an application with the Public Utilities Commission of Texas (PUCT) to acquire 3009 Water Company, a water system serving approximately 270 water customers in Comal County, Texas.
On January 26, 2024, TWC closed on the acquisition of Elm Ridge, a water system serving approximately 21 water customers in Comal County, Texas.

TWC's completed application for a system improvement charge (SIC) is pending before the PUCT. We expect the PUCT to issue a final decision on the application in the first quarter of 2024. The SIC would allow TWC to add certain utility plant additions made since 2020 to its rate base, thereby increasing revenue and avoiding the need for a general rate case in 2024. At the time of filing in December 2022, the SIC was projected to increase TWC’s annualized water revenue by $1.6 million, and sewer revenue by $29,000 within one year of the SIC's approval.
Corporate Responsibility Recognition
SJW Group was recently recognized in the Newsweek Excellence 1000 Index 2024. SJW Group was the highest ranked water utility company in the index, which ranks a select group of 1000 companies globally that have been identified as exemplars of corporate success and responsibility.
2024 Guidance
The following is the company’s 2024 full-year guidance:
•Net income per diluted common share of $2.68 to $2.78; and
•Regulated infrastructure investments of approximately $332 million in 2024
In addition, we reiterate our non-linear long-term diluted EPS growth of 5% to 7%, anchored off 2022's diluted EPS of $2.43.
When considering the company's 2024 guidance relative to actual results in 2023, it is important to note that the company's adjustment to income tax reserves in 2023 resulted in an increase of $0.14 per diluted share.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Financial Results Call Information
Eric W. Thornburg, president, chief executive officer, and board chair, and Andrew F. Walters, chief financial officer and treasurer, will review results for 2023 in a live webcast presentation at 11 a.m. PT, or 2 p.m. ET, on Thursday, February 22, 2024.
Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until April 22, 2024.
About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about SJW Group, please visit www.sjwgroup.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (4) the effect of the impact of climate change; (5) unexpected costs, charges or expenses; (6) our ability to successfully evaluate investments in new business and growth initiatives; (7) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (8) the risk of work stoppages, strikes and other labor-related actions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (10) changes in general economic, political, business and financial market conditions; (11) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (12) legislative, and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
SJW Group Contacts:
Andrew F. Walters
Chief Financial Officer and Treasurer
408.279.7818
Andrew.Walters@sjwater.com

Daniel J. Meaney, APR
Director of Investor Relations
860.664.6016
Daniel.Meaney@ctwater.com

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
OPERATING REVENUE	$171,338	171,374	$670,363	620,698
OPERATING EXPENSE:
Production Expenses:
Purchased water	34,928	38,021	135,982	122,334
Power	2,239	(1,498)	9,602	8,889
Groundwater extraction charges	16,229	4,811	62,980	56,158
Other production expenses	11,257	11,802	47,636	45,409
Total production expenses	64,653	53,136	256,200	232,790
Administrative and general	26,897	24,030	98,656	95,404
Maintenance	6,916	10,083	25,729	30,734
Property taxes and other non-income taxes	9,383	8,330	34,475	32,572
Depreciation and amortization	26,996	26,075	105,868	104,417
Gain on sale of nonutility property	—	(665)	—	(6,197)
Total operating expense	134,845	120,989	520,928	489,720
OPERATING INCOME	36,493	50,385	149,435	130,978
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(17,231)	(15,902)	(66,144)	(58,062)
Pension non-service (cost) credit	(324)	2,163	(1,230)	5,023
Other, net	1,840	1,691	8,882	4,385
Income before income taxes	20,778	38,337	90,943	82,324
Provision for income taxes	1,829	4,838	5,956	8,496
NET INCOME	18,949	33,499	84,987	73,828
Other comprehensive (loss) income, net	(106)	2,242	314	1,640
COMPREHENSIVE INCOME	$18,843	35,741	$85,301	75,468

EARNINGS PER SHARE
Basic	$0.59	1.10	$2.69	2.44
Diluted	$0.59	1.09	$2.68	2.43
DIVIDENDS PER SHARE	$0.38	0.36	$1.52	1.44
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	31,988	30,478	31,575	30,305
Diluted	32,068	30,618	31,663	30,424

Note: Certain prior period amounts on the condensed consolidated statements of comprehensive income have been reclassified to conform to the current period presentation.

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS
Utility plant:
Land	$41,415	39,982
Depreciable plant and equipment	3,967,911	3,661,285
Construction in progress	106,980	116,851
Intangible assets	35,946	35,959
Total utility plant	4,152,252	3,854,077
Less accumulated depreciation and amortization	981,598	1,223,760
Net utility plant	3,170,654	2,630,317

Nonutility properties and real estate investments	13,350	58,033
Less accumulated depreciation and amortization	194	17,158
Net nonutility properties and real estate investments	13,156	40,875

CURRENT ASSETS:
Cash and cash equivalents	9,723	12,344
Accounts receivable:
Customers, net of allowances for uncollectible accounts of $6,551 and $5,753 on December 31, 2023 and December 31, 2022, respectively	67,870	59,172
Income tax	5,187	—
Other	3,684	5,560
Accrued unbilled utility revenue	49,543	45,722
Assets held for sale	40,850	—
Prepaid expenses	11,110	9,753
Current regulatory assets, net	4,276	19,740
Other current assets	6,146	6,095
Total current assets	198,389	158,386
OTHER ASSETS:
Regulatory assets, less current portion	235,910	246,035
Investments	16,411	14,819
Postretirement benefit plans	33,794	16,990
Other intangible asset	28,386	—
Goodwill	640,311	640,311
Other	8,056	7,323
Total other assets	962,868	925,478
TOTAL ASSETS	$4,345,067	3,755,056

Note: Certain prior period amounts on the condensed consolidated balance sheets have been reclassified to conform to the current period presentation.

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 32,023,004 on December 31, 2023 and 30,801,912 on December 31, 2022	$32	31
Additional paid-in capital	736,191	651,004
Retained earnings	495,383	458,356
Accumulated other comprehensive income	1,791	1,477
Total stockholders’ equity	1,233,397	1,110,868
Long-term debt, less current portion	1,526,699	1,491,965
Total capitalization	2,760,096	2,602,833

CURRENT LIABILITIES:
Lines of credit	171,500	159,578
Current portion of long-term debt	48,975	4,360
Accrued groundwater extraction charges, purchased water and power	24,479	19,707
Accounts payable	46,121	29,581
Accrued interest	15,816	13,907
Accrued payroll	12,229	11,908
Income tax payable	—	2,696
Current regulatory liabilities	3,059	3,672
Other current liabilities	20,795	22,913
Total current liabilities	342,974	268,322

DEFERRED INCOME TAXES	238,528	218,155
ADVANCES FOR CONSTRUCTION	146,582	137,696
CONTRIBUTIONS IN AID OF CONSTRUCTION	326,451	323,668
POSTRETIREMENT BENEFIT PLANS	46,836	59,738
REGULATORY LIABILITIES, LESS CURRENT PORTION	461,108	118,760
OTHER NONCURRENT LIABILITIES	22,492	25,884
COMMITMENTS AND CONTINGENCIES
TOTAL CAPITALIZATION AND LIABILITIES	$4,345,067	3,755,056

Note: Certain prior period amounts on the condensed consolidated balance sheets have been reclassified to conform to the current period presentation.